CAMPBELL STRATEGIC ALLOCATION FUND, L.P.
                         MONTHLY REPORT - November 2007
                                   -----------


                  STATEMENT OF CHANGES IN NET ASSET VALUE
                  ---------------------------------------


Net Asset Value (1,535,657.155 units) at October 31, 2007    $ 4,488,317,037
Additions of 3,135.724 units on November 30, 2007                  8,585,510
Redemptions of (54,287.967) units on November 30, 2007          (148,638,265)
Offering Costs                                                      (456,131)
Net Income (Loss) - November 2007                               (283,296,134)
                                                             ---------------

Net Asset Value (1,484,504.912 units) at November 30, 2007   $ 4,064,512,017
                                                             ===============

Net Asset Value per Unit at November 30, 2007                $      2,737.96
                                                             ===============



                           STATEMENT OF INCOME (LOSS)
                         --------------------------


Income:
  Gains (losses) on futures contracts:
    Realized                                                  $   (5,283,073)
    Change in unrealized                                        (107,066,100)
  Gains (losses) on forward and options on forward contracts:
    Realized                                                        (261,675)
    Change in unrealized                                        (158,613,699)
  Interest income                                                 13,271,033
                                                              --------------

                                                                (257,953,514)
                                                              --------------

Expenses:
  Brokerage fee                                                   25,180,385
  Performance fee                                                          0
  Operating expenses                                                 162,235
                                                              --------------

                                                                  25,342,620
                                                              --------------

Net Income (Loss) - November 2007                             $ (283,296,134)
                                                              ==============
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                                 FUND STATISTICS
                                 ---------------


Net Asset Value per Unit on November 30, 2007                    $  2,737.96

Net Asset Value per Unit on October 31, 2007                     $  2,922.73

Unit Value Monthly Gain (Loss) %                                     (6.32) %

Fund 2007 calendar YTD Gain (Loss) %                                (12.50) %



To the best of my knowledge and belief, the information contained herein is accurate and complete.



                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Executive Officer
                                  Campbell & Company, Inc.
                                  General Partner
                                  Campbell Strategic Allocation Fund, L.P.

                                  Prepared without audit

Dear Investor,

Give-back in currencies and stocks during a volatile November...

Losses from currency trading were the main driver in November's give-back of October profits, as low yielding currencies performed stronger against the dollar. The Yen reached levels not seen since June of 2005.

Trading in global equity indices produced losses as recessionary fears in the US spawned global fears of slowing growth. US and European markets finished lower, pushed down by banking and financial-related shares. Asian indices also finished lower as Chinese valuations were second guessed while Japan focused on deflation.

Energy and base metals were slightly negative as fears of slowing global growth and fundamental arguments for lower energy prices began to take shape.

Profits in both the long- and short-term fixed income markets were realized as Treasuries posted the best month in 12 years supported by sagging consumer confidence and equities suffering a big losing month.

Retracements such as these can be difficult to stomach, but we remain committed to a disciplined, systematic approach to managing your investment. Please do not hesitate to contact me if you have any questions.

Sincerely,

Terri Becks
President & CEO
Campbell & Company, Inc.
General Partner
Campbell Strategic Allocation Fund, L.P.